Exhibit 99.1

[FOR IMMEDIATE RELEASE]
First Business Financial Services, Inc.
401 Charmany Drive
Madison, WI 53719

FIRST BUSINESS FINANCIAL SERVICES, INC. DOUBLES NET INCOME TO $3.1 MILLION FOR SECOND QUARTER OF 2013

Company Delivers Double-Digit Loan Growth and Record Trust and Deposit Fee Income
Declining Non-Performing Assets Reach Pre-Recession Levels

Madison, WI - July 25, 2013 (GLOBE NEWSWIRE) - First Business Financial Services, Inc. (the “Company”) (NASDAQ: FBIZ), the parent company of First Business Bank and First Business Bank - Milwaukee, today reported strong second quarter results reflecting steady and efficient execution of initiatives to increase the Company's full banking relationships with businesses, executives and high net worth individuals.

Highlights for the quarter and six months ended June 30, 2013 include:

•	Net income totaled $3.1 million for the second quarter of 2013, increasing from the $1.6 million earned in the second quarter of 2012.

•	Net income of $6.4 million for the six months ended June 30, 2013 grew 69%, compared to $3.8 million earned in the first six months of 2012.

•
Pre-tax adjusted earnings, defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items unrelated to the Company’s primary business activities, grew 11% to $5.0 million for the second quarter of 2013, compared to $4.4 million earned in the second quarter of 2012. Pre-tax adjusted earnings of $9.9 million for the first half of 2013 grew 16% from the prior year.

•	At 1.02%, second quarter 2013 annualized return on average assets exceeded 1.0% for the second consecutive quarter and increased 48 basis points compared to the second quarter of 2012.

•	Annualized return on average equity was 12.05% for the quarter ended June 30, 2013, compared to 9.16% for the same period in 2012.

•
Top line revenue, consisting of net interest income and non-interest income, increased 7% to a record $12.4 million for the quarter ended June 30, 2013, compared to $11.5 million for the second quarter of 2012. Top line revenue for the first half of 2013 grew 10% compared to the first half of 2012.

•	The Company’s efficiency ratio of 59.9% marked its fourth consecutive quarter below 60%.

•
Average loans and leases grew for the fifth consecutive quarter to a record $931.2 million, representing an increase of $29.7 million, or an annualized 13%, from the first quarter of 2013 and an increase of $88.0 million, or 10%, from the second quarter of 2012.

•
Net interest margin was 3.46% for the three months ended June 30, 2013, compared to 3.49% for the same period of 2012. Net interest margin was 3.50% for the six months ended June 30, 2013, compared to 3.32% for the same period of 2012.

•
Non-performing assets of $11.8 million at June 30, 2013 decreased by $3.9 million, or 25%, from December 31, 2012, and by $5.6 million, or 32%, from June 30, 2012. Non-performing assets measured 0.93% of total assets as of June 30, 2013, falling below 1.0% for the first time since March 31, 2008.

The Company recorded net income of $3.1 million in the second quarter of 2013, compared to the $1.6 million earned in the second quarter of 2012. Diluted earnings per common share were $0.80 for the second quarter of 2013 compared to $0.60 for the same period in 2012. The Company's net income for the six months ended June 30, 2013 was $6.4 million, or $1.62 per diluted common share, compared to net income of $3.8 million, or $1.44 per diluted common share, earned in the six months ended June 30, 2012. Second quarter 2013 and first half 2013 earnings per share reflect the issuance and sale of 1,265,000 shares of common stock in December 2012. As a result of the issuance and sale, the weighted-average diluted common shares outstanding during the 2013 periods were approximately 51% higher than in the corresponding periods of 2012.

“We believe our strong second quarter results validate First Business' nimble and disciplined approach to growth,” said Corey A. Chambas, President and Chief Executive Officer. “We continued to build value across our franchise with sound credit management, an entrepreneurial approach to business development and a culture of efficiency. Notably, this quarter produced record loan balances, record top line revenue and a meaningful reduction in non-performing assets, all of which boosted bottom line results and demonstrated our ability to consistently drive enhanced earnings power and increased shareholder value.”

Core Business Results

Net interest income increased $584,000, or 6.1%, to $10.2 million in the second quarter of 2013, compared to $9.6 million for the second quarter of 2012. The improvement principally resulted from continued growth in low-cost funding sources and a decline in the average rate paid on such sources. Continued success of the Company's initiative to attract client deposits drove 9.2% growth in in-market client deposits - comprised of all transaction accounts, money market accounts, and non-brokered certificates of deposit - to $691.0 million at June 30, 2013 from $632.7 million at June 30, 2012. The Company's ratio of in-market deposits to total deposits measured 60.5% at June 30, 2013, compared to 61.5% for the same period in 2012. The average cost of total interest-bearing deposits declined from 1.50% in the second quarter of 2012 to 1.04% in second quarter 2013.

Given the Company's low-cost, branchless distribution model, it also values the flexibility of using alternate sources to efficiently fund balance sheet growth. These sources include the Company's historic and complementary use of low-cost, fixed rate, callable brokered certificates of deposit to match-fund its fixed rate loan originations. The Company employs an established and orderly process for securing brokered deposit funding. In the current low-rate environment the Company has also elected to periodically and temporarily supplement its funding sources by utilizing low-cost, short-term advances from the Federal Home Loan Bank. The Company's average FHLB borrowing cost was 0.15% in the second quarter of 2013, compared to 5.87% in the second quarter of 2012, primarily due to the final maturity of a long-term, comparatively high-rate advance. In addition to growing its low-cost funding sources, the Company also continued to benefit from the repayment of $27.1 million of subordinated debt in conjunction with its December 2012 common stock offering.

Finally, while lower than in the prior year quarter, interest income benefited from higher earning asset balances, which offset much of the 60 basis point compression in earning asset yields in the sustained low-rate environment. The Company continued to execute on its strategic objective to increase commercial and industrial loans, contributing to a 10.4% increase in average total loans and leases compared to the second quarter of 2012.

Net interest income for the six months ended June 30, 2013 grew by $1.9 million, or 10.2%, to $20.4 million, compared to $18.5 million for the first six months of 2012. Drivers of the improvement in year-to-date net interest income mirror those discussed above for the second quarter of 2013. The Company's continued success in attracting in-market client deposits reduced its reliance on wholesale sources of funding, including brokered certificates of deposit. As a result, the average rate paid on interest-bearing deposits decreased by 48 basis points. Interest expense for the first half of 2013 also benefited from the repayment of a portion of the Company's subordinated debt in December 2012. As a result of the prepayment, other borrowing costs declined $971,000 compared to the prior year period. Lower earning-asset yields on higher earning asset balances partially offset the improvement in funding costs.

The Company's improved funding costs helped to defend its net interest margin against declining earning asset yields. As a result, net interest margin declined by a modest three basis points to 3.46% in the second quarter of 2013, compared to 3.49% in the second quarter of 2012. On a year-to-date basis, net interest margin grew 18 basis points, from 3.32% for the first six months of 2012 to 3.50% for the same period of 2013. Net interest margin stability continues to differentiate the Company from many community and regional bank peers.

Non-interest income increased $270,000, or 14.2%, to $2.2 million for the second quarter of 2013, compared with the second quarter of 2012. Improvement over the prior year period reflects successful execution toward the Company's objective to grow customer relationships, including fee-based services such as trust and investment management and treasury management. Robust expansion of trust and investment services income, which grew by $215,000, or 28.5%, to $970,000 for the second quarter of 2013, was driven by a 14.1% increase in trust assets under management and administration to $852.8 million at June 30, 2013, compared to $747.2 million at June 30, 2012. The growth in assets under management and administration was primarily due to improved market values and the successful generation of new client relationships. Expansion in deposit service charges and the cash surrender value of bank-owned life insurance further boosted non-interest income in the second quarter. A $30,000 year-over-year decline in credit, merchant and debit card fees partially offset non-interest income growth and reflected planned run-off following the sale of the credit card portfolio in the third quarter of 2012.

Similarly, for the six months ended June 30, 2013, non-interest income grew $373,000, or 9.9%, to $4.1 million, compared to the prior year period. Consistent with second quarter 2013 drivers, trust and investment services fee income drove the year-over-year improvement, expanding by $355,000, or 24.6%, to $1.8 million on higher levels of assets under management and administration. Increases in deposit service charges and in the cash surrender value of bank-owned life insurance further boosted first half 2013 non-interest income, while lower loan fees and credit, merchant and debit card fees modestly offset revenue expansion.

Non-interest expense for the second quarter of 2013 was $7.5 million, an increase of $358,000, or 5.0%, compared to the same quarter in 2012. Compensation expense grew $281,000, or 6.6%, to $4.5 million, reflecting the Company’s continued investment in key talent in support of strategic initiatives as well as annual merit increases. Other non-interest expense totaling $2.6 million grew $411,000, or 18.5%. This is largely the result of an adjustment to the carrying value of the Company’s investment in one of its limited partnerships to reflect the allocation of certain of the partnership’s returns to the general partner now that the fund has attained certain preferred rates of return. A $340,000 decline in FDIC insurance cost was the primary offset to non-interest expense growth during the quarter. Second quarter expense growth was appropriately aligned with the Company’s growth in top line revenue, as evidenced by the efficiency ratio of 59.93% for the second quarter of 2013, which improved from 61.37% in the second quarter of 2012 and marked the fourth consecutive quarter below 60%.

Non-interest expense for the first six months of 2013 increased by $704,000, or 5.0%, to $14.7 million compared to $14.0 million for the first six months of 2012. Growth primarily reflected increased compensation costs and higher other non-interest expense, partially offset by lower FDIC insurance costs. As with the second quarter, new employees hired over the last year in support of strategic initiatives, along with annual merit increases, drove the $1.0 million, or 12.2% increase in compensation expense for the first half of 2013. Other non-interest expense grew by $745,000, or 17.8%, over the first half of 2012 primarily as a result of the second quarter 2013 adjustment to the carrying value of the Company’s investment in one of its limited partnerships as described above. A $722,000 decrease in FDIC insurance expense was the primary offset to non-interest expense growth during the period. Expense growth was aligned with revenue growth, resulting in a 59.55% efficiency ratio for the first six months of 2013, improved from 61.56% for the same period of the prior year.

The provision for loan and lease losses for the second quarter of 2013 was $54,000, representing a decrease of $26,000, or 32.5%, compared to the first quarter of 2013 and a decrease of $2.0 million, or 97.4%, from the second quarter of 2012. The Company recognized $359,000 in net charge-offs during the second quarter of 2013, resulting in annualized net charge-offs as a percentage of average loans and leases measuring 0.15% for the quarter. This compares to net recoveries of $27,000 for the first quarter of 2013 and net charge-offs of $1.7 million for the second quarter of 2012. For the same periods, annualized net charge-offs (recoveries) as a percentage of average loans and leases measured (0.01)% and 0.80%, respectively. Provision for loan and lease losses totaled $134,000 and $2.5 million for the six months ended June 30, 2013 and 2012, respectively.

Loans Grow for Fifth Consecutive Quarter While Asset Quality Continues to Improve to Pre-Recession Levels

Net loans and leases reached a record $932.7 million at June 30, 2013, growing $31.6 million, or 14.0% annualized, from March 31, 2013, and $85.0 million, or 10.0%, from June 30, 2012. Measured on an average basis, second quarter 2013 gross loans and leases of $931.2 million were up $29.7 million, or 13.2% annualized, from the first quarter of 2013, and up $88.0 million, or 10.4%, from the second quarter of 2012. Growth reflected the successful addition of new commercial relationships along with signs of increased loan demand and the measured improvement in economic conditions in the Company's markets.

Asset quality continues to improve and be a source of differentiation for the Company relative to many of its peers. The ratio of non-performing assets to total assets improved to 0.93% at June 30, 2013, representing the Company’s lowest level measured since March 31, 2008. This metric fell 10 basis points from 1.03% at March 31, 2013 and 57 basis points from 1.50% at June 30, 2012. This improvement reflects a $773,000, or 6.1%, decrease in non-performing assets from March 31, 2013 to June 30, 2013. Non-performing assets decreased by $5.6 million, or 32.1%, from June 30, 2012 to June 30, 2013, reflecting the success of certain exit strategies, including payoffs, paydowns and charge-offs, as well as improved client performance resulting in a return to accrual status. These reductions were partially offset by the addition of newly identified impaired loans and leases. The Company’s allowance for loan and lease losses as a percentage of total loans and leases measured 1.60% as of June 30, 2013, compared to 1.69% at March 31, 2013 and 1.72% at June 30, 2012.

Capital Strength

The Company’s earnings power continues to generate capital, and its capital ratios are in excess of the highest required regulatory benchmark levels. In addition, the common stock offering completed in the fourth quarter of 2012 improved the composition of the Company’s capital by increasing Tier I capital in the form of equity and allowing the Company to pay down Tier II capital in the form of subordinated debt. Total capital to risk-weighted assets was 13.12% as of June 30, 2013, compared to 12.97% at December 31, 2012. Tier I capital to risk-weighted assets was 10.74% as of June 30, 2013, compared to 10.54% at December 31, 2012. Tier I capital to average assets was 9.17%, as of June 30, 2013, compared to 8.99% as of December 31, 2012.

Dividend Maintained

During the second quarter of 2013 the Company’s Board of Directors approved a $0.14 quarterly cash dividend on its common stock, which was paid on July 15, 2013 to shareholders of record at the close of business on July 1, 2013. Measured against second quarter 2013 earnings per share of $0.80, the dividend represents a modest and sustainable 18% payout ratio.

About First Business Financial Services, Inc.

First Business Financial Services (NASDAQ: FBIZ) is a $1.3 billion Wisconsin-based bank holding company that specializes in focused financial solutions for businesses, key executives, and high net worth individuals through its operating companies. It is the second largest Wisconsin-based commercial bank holding company listed on NASDAQ or the New York Stock Exchange. Its companies include: First Business Bank - Madison; First Business Bank - Milwaukee; First Business Bank - Northeast; First Business Trust & Investments; First Business Equipment Finance, LLC; and First Business Capital Corp. For additional information, visit www.firstbusiness.com or call (608) 238-8008.

This press release includes “forward-looking” statements related to First Business Financial Services, Inc. (the “Company”) that can generally be identified as describing the Company’s future plans, objectives or goals. Such forward-looking statements are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those currently anticipated. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company’s future results, please see the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.

CONTACT:	First Business Financial Services, Inc.
James F. Ropella, Senior Vice President
and Chief Financial Officer
608-232-5970
jropella@firstbusiness.com

SELECTED FINANCIAL CONDITION DATA

(Unaudited)	As of
(Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
ASSETS
Cash and cash equivalents	$106,578	$75,212	$85,586	$87,842	$78,369
Securities available-for-sale, at fair value	194,498	201,804	200,596	202,805	195,904
Loans and leases receivable	947,915	916,656	911,960	878,192	862,529
Allowance for loan and lease losses	(15,202)	(15,507)	(15,400)	(14,706)	(14,818)
Loans and leases, net	932,713	901,149	896,560	863,486	847,711
Leasehold improvements and equipment, net	1,218	1,128	968	965	1,030
Foreclosed properties	565	905	1,574	2,187	1,937
Cash surrender value of bank-owned life insurance	22,691	22,479	22,272	18,068	18,006
Investment in Federal Home Loan Bank stock, at cost	1,829	1,144	1,144	1,144	1,519
Accrued interest receivable and other assets	15,977	16,466	17,408	15,638	15,550
Total assets	$1,276,069	$1,220,287	$1,226,108	$1,192,135	$1,160,026
LIABILITIES AND STOCKHOLDERS’ EQUITY
In-market deposits	$691,001	$722,456	$717,869	$670,530	$632,699
Brokered CDs	451,978	349,330	374,385	390,728	396,531
Total deposits	1,142,979	1,071,786	1,092,254	1,061,258	1,029,230
Federal Home Loan Bank and other borrowings	11,936	26,936	12,405	39,482	42,396
Junior subordinated notes	10,315	10,315	10,315	10,315	10,315
Accrued interest payable and other liabilities	7,601	9,103	11,595	10,531	10,319
Total liabilities	1,172,831	1,118,140	1,126,569	1,121,586	1,092,260
Total stockholders’ equity	103,238	102,147	99,539	70,549	67,766
Total liabilities and stockholders’ equity	$1,276,069	$1,220,287	$1,226,108	$1,192,135	$1,160,026

STATEMENTS OF INCOME

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands, except per share amounts)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Total interest income	$13,142	$13,319	$13,158	$14,032	$13,943	$26,461	$27,576
Total interest expense	2,949	3,090	3,727	4,117	4,334	6,039	9,041
Net interest income	10,193	10,229	9,431	9,915	9,609	20,422	18,535
Provision for loan and lease losses	54	80	844	850	2,045	134	2,549
Net interest income after provision for loan and lease losses	10,139	10,149	8,587	9,065	7,564	20,288	15,986
Trust and investment services fee income	970	827	749	736	755	1,797	1,442
Service charges on deposits	544	483	524	532	493	1,027	972
Loan fees	332	358	781	502	345	690	743
Other	328	285	642	479	311	613	597
Total non-interest income	2,174	1,953	2,696	2,249	1,904	4,127	3,754
Compensation	4,507	4,726	4,563	4,224	4,226	9,233	8,231
FDIC insurance	193	205	186	426	533	398	1,120
Net collateral liquidation costs (recoveries)	73	(14)	204	264	79	59	187
Net loss (gain) on foreclosed properties	79	(30)	357	(14)	67	49	242
Other	2,638	2,291	2,136	2,351	2,227	4,929	4,184
Total non-interest expense	7,490	7,178	7,446	7,251	7,132	14,668	13,964
Income before tax expense	4,823	4,924	3,837	4,063	2,336	9,747	5,776
Income tax expense	1,690	1,680	1,308	1,441	771	3,370	2,001
Net income	$3,133	$3,244	$2,529	$2,622	$1,565	$6,377	$3,775
Per common share:
Basic earnings	$0.80	$0.83	$0.86	$0.99	$0.60	$1.63	$1.44
Diluted earnings	0.80	0.83	0.86	0.99	0.60	1.62	1.44
Dividends declared	0.14	0.14	0.07	0.07	0.07	0.28	0.14
Book value	26.35	26.07	25.41	26.56	25.77	26.35	25.77
Tangible book value	26.35	26.07	25.41	26.56	25.77	26.35	25.77

SELECTED FINANCIAL RATIOS

	For the Three Months Ended					For the Six Months Ended
(Unaudited)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Return on average assets (annualized)	1.02%	1.06%	0.84%	0.88%	0.54%	1.04%	0.64%
Return on average equity (annualized)	12.05%	12.80%	12.88%	15.10%	9.16%	12.42%	11.26%
Efficiency ratio	59.93%	59.17%	58.46%	59.73%	61.37%	59.55%	61.56%
Average interest-earning assets to average interest- bearing liabilities	119.05%	120.40%	119.30%	116.34%	116.67%	119.71%	115.86%
Interest rate spread	3.28%	3.32%	3.06%	3.26%	3.23%	3.29%	3.06%
Net interest margin	3.46%	3.53%	3.31%	3.50%	3.49%	3.50%	3.32%

ASSET QUALITY RATIOS

(Unaudited)	As of
(Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Non-performing loans and leases	$11,241	$11,674	$14,122	$12,846	$15,451
Foreclosed properties	565	905	1,574	2,187	1,937
Total non-performing assets	$11,806	$12,579	$15,696	$15,033	$17,388
Non-performing loans and leases as a percent of total gross loans and leases	1.18%	1.27%	1.55%	1.46%	1.79%
Non-performing assets as a percent of total gross loans and leases plus foreclosed properties	1.24%	1.37%	1.72%	1.71%	2.01%
Non-performing assets as a percent of total assets	0.93%	1.03%	1.28%	1.26%	1.50%
Allowance for loan and lease losses as a percent of total gross loans and leases	1.60%	1.69%	1.69%	1.67%	1.72%
Allowance for loan and lease losses as a percent of non-performing loans	135.24%	132.83%	109.05%	114.48%	95.90%

NET CHARGE-OFFS

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Net charge-offs (recoveries)	$359	$(27)	$150	$962	$1,678	$332	$1,886
Net charge-offs (recoveries) as a percent of average gross loans and leases (annualized)	0.15%	(0.01)%	0.07%	0.44%	0.80%	0.07%	0.45%

NON-GAAP RECONCILIATIONS
Certain financial information provided in this release is determined by methods other than in accordance with generally accepted accounting principles (United States) (“GAAP”). Although the Company believes that these non-GAAP financial measures provide a greater understanding of its business, these measures are not necessarily comparable to similar measures that may be presented by other companies.

PRE-TAX ADJUSTED EARNINGS
“Pre-tax adjusted earnings” is a non-GAAP measure representing pre-tax income excluding the effects of (1) provision for loan and lease losses, (2) other identifiable costs of credit and (3) other discrete items that are unrelated to the Company’s primary business activities. In the judgment of the Company's management, the presentation of pre-tax adjusted earnings allows the management team, investors and analysts to better assess the growth of the Company's business by removing the volatility that is associated with costs of credit and other discrete items and facilitates a more streamlined comparison of growth to its benchmark peers. The information provided below reconciles pre-tax adjusted earnings to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Income before tax expense	$4,823	$4,924	$3,837	$4,063	$2,336	$9,747	$5,776
Add back:
Provision for loan and lease losses	54	80	844	850	2,045	134	2,549
Net loss (gain) on foreclosed properties	79	(30)	357	(14)	67	49	242
Pre-tax adjusted earnings	$4,956	$4,974	$5,038	$4,899	$4,448	$9,930	$8,567

EFFICIENCY RATIO

“Efficiency ratio” is a non-GAAP measure representing non-interest expense excluding the effects of losses or gains on foreclosed properties and amortization of other intangible assets, if any, divided by operating revenue, which is equal to net interest income plus non-interest income less any realized gains or losses on securities, if any. In the judgment of the Company’s management, the adjustments made to non-interest expense and operating revenue allow investors and analysts to better assess the Company’s operating expenses in relation to its core operating revenue by removing the volatility that is associated with certain one-time items and other discrete items that are unrelated to its business. The information provided below reconciles the efficiency ratio to its most comparable GAAP measure.

(Unaudited)	For the Three Months Ended					For the Six Months Ended
(Dollars in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012	June 30, 2013	June 30, 2012
Total non-interest expense	$7,490	$7,178	$7,446	$7,251	$7,132	$14,668	$13,964
Less:
Net loss (gain) on foreclosed properties	79	(30)	357	(14)	67	49	242
Amortization of other intangible assets	—	—	—	—	—	—	—
Total operating expense	$7,411	$7,208	$7,089	$7,265	$7,065	$14,619	$13,722
Net interest income	$10,193	$10,229	$9,431	$9,915	$9,609	$20,422	$18,535
Total non-interest income	2,174	1,953	2,696	2,249	1,904	4,127	3,754
Less:
Gain on sale of securities	—	—	—	—	—	—	—
Total operating revenue	$12,367	$12,182	$12,127	$12,164	$11,513	$24,549	$22,289
Efficiency ratio	59.93%	59.17%	58.46%	59.73%	61.37%	59.55%	61.56%

TANGIBLE BOOK VALUE

“Tangible book value per share” is a non-GAAP measure representing tangible equity divided by total common shares outstanding. “Tangible equity” itself is a non-GAAP measure representing common stockholders’ equity reduced by intangible assets, if any. The Company’s management believes that these measures are important to many investors in the marketplace who are interested in changes period to period in book value per common share exclusive of changes in intangible assets. The information provided below reconciles tangible book value per share and tangible equity to their most comparable GAAP measures.

(Unaudited)	As of
(Dollars in thousands, except per share amounts)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
Equity	$103,238	$102,147	$99,539	$70,549	$67,766
Intangible assets	—	—	—	—	—
Tangible equity	$103,238	$102,147	$99,539	$70,549	$67,766
Common shares outstanding	3,918,347	3,918,758	3,916,667	2,656,102	2,629,352
Book value per share	$26.35	$26.07	$25.41	$26.56	$25.77
Tangible book value per share	26.35	26.07	25.41	26.56	25.77